Exhibit 4.2

FOURTH AMENDED AND RESTATED CREDIT LINE NOTE

Borrower Name MCGRATH RENTCORP, a California corporation
Borrower Address 5700 Las Positas Road Livermore, California 94550	Office East Bay Corporate Banking _______________________ Maturity Date May 20, 2031	Loan Number _______________________ Amount $20,000,000

$20,000,000 July 2, 2026

FOR VALUE RECEIVED, on May 20, 2031, the undersigned (“Borrower”) promises to pay to the order of U.S. BANK, N.A. (“Bank”), as indicated below, the principal sum of Twenty Million Dollars ($20,000,000), or so much thereof as is disbursed and then outstanding, together with interest on the balance of such principal sum from time to time outstanding, at a per annum rate equal to the Reference Rate plus the Applicable Margin, such per annum rate to change as and when the Reference Rate shall change. Amounts borrowed hereunder may be repaid and reborrowed. Borrower may at any time prepay amounts borrowed hereunder (including in connection with any termination by Borrower of the Sweep Service as defined in the Facility Letter (as defined below)) without penalty or premium.

As used herein, the term “Applicable Margin” shall mean (i) 1.25% per annum from the date of this Note until delivery of the Compliance Certificate (as defined in the Multibank Agreement) for the quarter ending June 30, 2026, and thereafter, (ii)(A) 1.75% per annum, effective on the first day of the month following the month in which Bank receives a Compliance Certificate from Borrower demonstrating a Consolidated Leverage Ratio for the fiscal quarter covered thereby was greater than 2.50:1.00, (B) 1.50% per annum, effective on the first day of the month following the month in which Bank receives a financial statement from Borrower demonstrating a Consolidated Leverage Ratio for the fiscal quarter covered thereby was less than or equal to 2.50:1.00 but greater than 2.00:1.00, (C) 1.25% per annum, effective on the first day of the month following the month in which Bank receives a Compliance Certificate from Borrower demonstrating a Consolidated Leverage Ratio less than or equal to 2.00:1.00 but greater than 1.50:1.00, and (D) 1.00% per annum, effective on the first day of the month following the month in which Bank receives a Compliance Certificate from Borrower demonstrating a Consolidated Leverage Ratio for the fiscal quarter covered thereby less than or equal to 1.50:1.00; provided, however, that if Borrower fails to deliver any Compliance Certificate to Bank within the required time period set forth in the Multibank Agreement (as defined in that certain Third Amended and Restated Facility Letter between Borrower and Bank dated as of May 20, 2026 (“Facility Letter”)), then the Consolidated Leverage Ratio for the fiscal quarter covered thereby shall be deemed to be greater than 1.50:1.00 until such Compliance Certificate is delivered to Bank.

As used herein, the term “Reference Rate” shall mean as selected by the Borrower from time to time, Daily Simple SOFR (as defined below).

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For purposes of this Note, the borrowings outstanding on and after May 20, 2026, shall bear interest at Daily Simple SOFR plus the Applicable Margin as set forth above.

All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed.

For purposes hereof, the following terms shall be defined as set forth below:

“Daily Simple SOFR” means for any day, an interest rate per annum equal to the greater of (i) zero percent and (ii) SOFR for the day that is five SOFR Business Days prior to (A) if such day is a SOFR Business Day, such day, or (B) if such day is not a SOFR Business Day, the SOFR Business Day immediately preceding such day, reset as and when Daily Simple SOFR changes; provided that if SOFR is not published on such SOFR Business Day due to a holiday or other circumstance that the Lender deems in its sole discretion to be temporary, the applicable SOFR rate shall be the SOFR rate last published prior to such SOFR Business Day. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to Borrower.

“SOFR” means, with respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Business Day” means any day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system except a day on which the Securities Industry and Financial Markets Association (SIFMA) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

1.
PAYMENTS.
1.1.
INTEREST PAYMENTS. Borrower shall pay interest on the last day of each calendar quarter commencing on June 30, 2026, and continuing on the last day of each calendar quarter thereafter until this Note is paid in full. Should interest not be so paid, it shall become a part of the principal and thereafter bear interest as herein provided.
1.2.
PRINCIPAL PAYMENTS. All principal outstanding on this Note is due and payable on the earlier of May 20, 2031 and any accelerated maturity date resulting from an Event of Default as provided herein.

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Borrower shall pay all amounts due under this note in lawful money of the United States to Bank at such office as may be designated by Bank, from time to time.

2.
INTEREST RATE FOLLOWING EVENT OF DEFAULT. While any Event of Default is continuing, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to two percent (2%) in excess of the interest rate specified in the initial paragraph of this note, calculated from the date of such Event of Default until the earlier of (a) the date of discontinuance of such Event of Default and (b) the date on which all amounts payable under this note are paid in full.
3.
EVENTS OF DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. Each of the following shall constitute an “Event of Default”: (a) the failure of Borrower to make any payment required under this Note when due; (b) any breach by Borrower, any guarantor, co-maker endorser, or any person or entity other than Borrower providing security for this Note (hereinafter individually and collectively referred to as the “Obligor”) in any material respect of any of its material obligations under the Facility Letter or any security agreement or guaranty of this Note, which breach shall remain unremedied for 30 days after notice from Bank; (c) any representation of any Obligor hereunder, or under any security agreement or guaranty for this Note, shall prove to have been false in any material respect when made; (d) the occurrence of any “Event of Default” under the Multibank Agreement, provided that any waiver of any Event of Default under the Multibank Agreement will only be effective for purposes of this clause (d) if the Bank consents in writing to such waiver; (e) the insolvency of any Obligor or the failure of such Obligor generally to pay such Obligor’s debts as such debts become due; (f) the commencement as to any Obligor of any voluntary or involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief; (g) the assignment by any Obligor for the benefit of such Obligor’s creditors; (h) the appointment, or commencement of any proceedings for the appointment, of a receiver, trustee custodian or similar official for all or substantially all of any Obligor’s property, which is not dismissed within 60 days; and (i) the commencement of any proceeding for the dissolution or liquidation of any Obligor, which is not dismissed within 60 days. During the continuance of any Event of Default, Bank may declare, in its discretion, all obligations under this note immediately due and payable; however, upon the occurrence of an Event of Default under clause (e), (f), (g), (h) or (i), all principal and interest shall automatically become immediately due and payable.
4.
ADDITIONAL AGREEMENTS OF BORROWER. If any amounts owing under this Note are not paid when due, Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, incurred by Bank in the collection or enforcement of this Note. Borrower and any endorsers of this Note for the maximum period of time and the full extent permitted by law (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this Note. If this Note is signed by more than one party, the term “Borrower” includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank’s schedule of funds availability, and interest under this Note shall accrue until the funds

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are deemed collected. In any action brought under or arising out of this Note, Borrower and any endorser of this Note, including their successors and assigns, hereby consents to the jurisdiction of any competent court within the State of New York, except as provided in any alternative dispute resolution agreement executed between Borrower and Bank, and consents to service of process by any means authorized by said state law. The term “Bank” includes, without limitation, any holder of this Note. This note shall be construed in accordance with and governed by the laws of the State of New York.
5.
SOFR RELATED PROVISIONS.

(a) Illegality. If Lender determines that any Law (as defined in the Multibank Agreement) has made it unlawful, or that any Governmental Authority (as defined in the Multibank Agreement) has asserted that it is unlawful, for Lender or its applicable lending office to make, maintain or fund loans whose interest is determined by reference to SOFR (as defined in the Multibank Agreement) or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by Lender to the Borrower, (i) any obligation of Lender to make or continue Term SOFR loans or to convert Base Rate loans to Term SOFR loans shall be suspended, and (ii) if such notice asserts the illegality of Lender making or maintaining Base Rate loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate loans shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Term SOFR component of the Base Rate, in each case until Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from Lender, prepay or, if applicable, convert all Term SOFR loans to Base Rate loans (the interest rate on which Base Rate loans shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if Lender may lawfully continue to maintain such Term SOFR loan to such day, or immediately, if Lender may not lawfully continue to maintain such Term SOFR loan and (ii) if such notice asserts the illegality of Lender determining or charging interest rates based upon SOFR, the Lender shall during the period of such suspension compute the Base Rate without reference to the Term SOFR component thereof until the Lender determines that it is no longer illegal for Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5(c) hereof.

(b) Inability to Determine Rates.

(1) If in connection with any request for a Term SOFR loan or a conversion of Base Rate loans to Term SOFR loans or a continuation of any of such loans, as applicable, (i) the Lender determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate (as defined in the Multibank Agreement) has been determined in accordance with the Multibank Agreement, and the circumstances under clause (i) of Section 5(2) or the Scheduled Unavailability Date (as defined below) has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR loan or in connection with an existing or proposed Base Rate loan, or (ii) the Lender determines that for any reason that Term SOFR for any requested Interest Period with respect to a proposed loan does not adequately and fairly reflect the cost to the Lender of funding

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such loan, the Lender will promptly so notify the Borrower. Thereafter, (x) the obligation of the Lender to make or maintain Term SOFR loans, or to convert Base Rate loans to Term SOFR loans, shall be suspended (to the extent of the affected Term SOFR loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Lender revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, or conversion to, or continuation of Term SOFR loans (to the extent of the affected Term SOFR loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR loans shall be deemed to have been converted to Base Rate loans immediately at the end of their respective applicable Interest Period.

(2) Notwithstanding anything to the contrary in this Agreement, if the Lender determines (which determination shall be conclusive absent manifest error), or the Borrower notifies the Lender that the Borrower has determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate (as defined in the Multibank Agreement) is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME (as defined in the Multibank Agreement) or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Lender or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar (as defined in the Multibank Agreement) denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Lender, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Lender (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder with Daily Simple SOFR (as defined in the Multibank Agreement) for any payment period for interest calculated that can be determined by the Lender, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

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Notwithstanding anything to the contrary herein, (i) if the Lender determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 5(2)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Lender and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 5 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”.

The Lender will promptly (in one or more notices) notify the Borrower of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Lender, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Lender.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero%, the Successor Rate will be deemed to be zero% for the purposes of this Agreement.

(3) Increased Costs.

(a) Increased Costs Generally. If any Change in Law (as defined in the Multibank Agreement) shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender;

(ii) subject the Lender to any Tax (as defined in the Multibank Agreement (other than Indemnified Taxes and Excluded Taxes (in each case, as defined in the Multibank Agreement)) on its loans, loan principal, letters of credit, commitments or other obligations or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR loans made by Lender;

and the result of any of the foregoing shall be to increase the cost to Lender of making, converting to, continuing or maintaining any loan (or of maintaining its obligation to make any such loan), or to increase the cost to Lender, or to reduce the amount of any sum received or receivable by Lender (whether of principal, interest or any other amount) then, upon request of Lender, the Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

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(b) Capital Requirements. If Lender determines that any Change in Law affecting Lender or any lending office of Lender or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the commitments of Lender or the loans made by Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions (i) suffered more than six months prior to the date that Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof) or (ii) if Lender has not required other similarly situated borrowers or obligors to pay comparable amounts with respect to such increased cost or reductions.

(4) Compensation for Losses.

Upon demand of Lender from time to time, the Borrower shall promptly compensate Lender for and hold Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any loan other than a Base Rate loan on a day other than the last day of the Interest Period for such loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of Lender to make a loan) to prepay, borrow, continue or convert any loan other than a Base Rate loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by Lender in connection with the foregoing.

6. MISCELLANEOUS.

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This Note is subject to the terms of the Facility Letter between Borrower and Bank executed in connection herewith but in the event of any conflict between the terms of such Facility Letter and this Note the terms of this Note shall prevail.

On and as of the Effective Date, the Third Amended and Restated Line of Credit Note, dated May 20, 2026 provided by the Borrower in favor of the Bank shall be amended, restated and superseded in its entirety by this Note. Borrower acknowledges and agrees that the “Credit Line Note” referred to in that certain Third Amended and Restated Facility Letter shall from and after the date hereof by this Fourth Amended and Restated Credit Line Note.

MCGRATH RENTCORP,
a California corporation

By:
Name:__________________
Title:________________

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